CADOGAN OPPORTUNISTIC

ALTERNATIVES FUND, LLC

Semi-Annual Report
September 30, 2010

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments September 30, 2010 (Unaudited)

	Cost	Fair Value (in US Dollars)	Frequency Of Redemptions
INVESTMENTS IN NON U.S. INVESTMENT COMPANIES — 30.50%(a)

Fixed Income Arbitrage — 4.36%(a)
GS Gamma Investments, Ltd. — Class A (Cayman Islands)(b)	2,990,000	$3,050,150	Quarterly
Global Macro — Discretionary — 7.14%(a)
Graham Global Investment Fund Ltd. (B.V.I.)	4,655,000	5,003,149	Monthly
Long Short Equity — General — 9.42%(a)
Pelham Long/Short Fund Ltd. — Class A (Isle of Man)(c)	1,210,000	1,273,686	Monthly
Sprott Offshore Fund, Ltd. (Cayman Islands)(d)	2,140,000	2,428,180	Monthly
Zebedee Focus Fund Limited (Cayman Islands)	2,287,078	2,894,427	Monthly
		6,596,293
Long Short Equity — Sector — 9.58%(a)
Camber Capital Offshore Fund, Ltd. — Class A Unrestricted (Cayman Islands)(e)	3,350,000	3,590,523	Monthly
Cavalry Market Neutral Offshore, Ltd. (Cayman Islands)(f)	2,870,000	3,120,517	Quarterly
		6,711,040
TOTAL INVESTMENTS IN NON U.S. INVESTMENT
COMPANIES (Cost $19,502,078)		21,360,632
INVESTMENTS IN U.S. INVESTMENT
COMPANIES — 62.69%(a)
Dedicated Short Bias — Short Equity — 2.29%(a)
AdvantHedge Fund, L.P.	342,034	241,194	Monthly
Dialectic Antithesis Partners, LP(g)	1,379,907	1,362,933	Quarterly
		1,604,127
Event Driven — Distressed — 13.17%(a)
Contrarian Capital Fund I, L.P.	1,600,000	1,691,174	Annually
Mast Credit Opportunities I, L.P.	1,983,145	2,502,054	Quarterly
MatlinPatterson Distressed Opportunities Fund, L.P.	1,851,452	2,244,027	Semi-Annually
Stone Lion Fund L.P.(h)	2,540,000	2,792,697	Quarterly
		9,229,952
Long Short Equity — General — 25.40%(a)
Absolute Partners Fund, LLC	3,440,000	3,357,733	Monthly
Ellington Equity Investment Partners, L.P.	2,725,000	2,753,429	Monthly
Lafitte Fund I (QP) LP	1,665,467	1,381,579	Quarterly
Oak Street Capital Fund, L.P.(i)	2,475,792	2,603,026	Quarterly
Soundpost Capital, LP	3,590,000	3,426,584	Quarterly
Steelhead Navigator Fund, L.P.	1,758,567	1,812,634	Quarterly
Tetra Capital Partners L.P.	2,540,000	2,455,927	Monthly
		17,790,912

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments September 30, 2010 (Unaudited) — (continued)

	Cost	Fair Value (in US Dollars)	Frequency Of Redemptions
Long Short Equity — Sector — 21.83%(a)
Aria Select Consumer Fund LP . . ..... ..... ..... ..	3,100,000	$3,153,796	Monthly
Coeus Capital LP	2,740,000	2,673,990	Quarterly
CRM Windridge Partners, L.P.(j)	2,200,000	2,157,614	Monthly
Shannon River Partners II LP — Class A(k)	3,165,000	3,566,158	Quarterly
Sio Partners, LP	3,295,932	3,737,174	Quarterly
		15,288,732

TOTAL INVESTMENTS IN U.S. INVESTMENT		43,913,723
COMPANIES (Cost $42,392,296)

	Shares or
	Principal
	Amount

SHORT TERM INVESTMENT — 9.81%(a)
State Street Institutional Treasury Money Market Fund — Class I, 0.03%(l)	6,869,254	6,869,254
TOTAL SHORT TERM INVESTMENTS
(Cost $6,869,254)		6,869,254

TOTAL INVESTMENTS (Cost $68,763,628) — 103.00%(a)		72,143,609
Liabilities in Excess of Other Assets — (3.00)%(a)		(2,099,968)
TOTAL NET ASSETS — 100.00%(a)		$70,043,641

(a)	Percentages are stated as a percent of net assets.
(b)
Total fair value of $3,050,150 is subject to 12-month lockup period by GS Gamma Investments, Ltd. — Class A. $2,099,895 and $950,255 of redemptions is subject to 12-month lockup period by GS Gamma Investments, Ltd. — Class A, which expires in May, 2011 and September 2011, respectively.

(c)	Fair value of $1,273,686 of the redemption is subject to 12-month lockup period by Pelham Long/Short Fund Ltd. — Class A which expires in September, 2011.
(d)
Total fair value of $2,428,180 is subject to 12-month lockup period by Sprott Offshore Fund, Ltd. $1,819,915 and $608,265 of redemptions is subject to 12-month lockup period by GS Gamma Investments, Ltd. — Class A, which expires in June, 2011 and July 2011, respectively.

(e)
Total fair value of $3,590,523 is subject to 12-month lockup period by Camber Capital Offshore Fund, Ltd. — Class A. $2,926,320, $294,338, and $369,865 of redemptions is subject to 12-month lockup period by Camber Capital Offshore Fund, Ltd. — Class A, which expires in June, 2011, July, 2011, and September, 2011, respectively.

(f)	Fair value of $3,120,517 of the redemption is subject to 12-month lockup period by Cavalry Market Neutral Offshore, Ltd., which expires in July, 2011.
(g)
Total fair value of $642,005 is subject to 12-month lockup period by Dialectic Antithesis Partners, L.P. $345,695 and $296,310 of redemptions is subject to 12-month lockup period by Dialectic Antithesis Partners, LP, which expires in January, 2011 and February 2011, respectively.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments September 30, 2010 (Unaudited) — (continued)

(h)
Total fair value of $2,792,697 is subject to 12-month lockup period by Stone Lion Fund L.P. $2,199,000 and $593,697 of redemptions is subject to 12-month lockup period by Stone Lion Fund L.P., which expires in December, 2010 and July 2011, respectively.

(i)
Fair value of $289,135 of the redemption is subject to 12-month lockup period by Oak Street Capital Fund, L.P., which expires in July, 2011. (j)Fair value of $686,490 of the redemption is subject to 12-month lockup period by CRM Windridge Partners, L.P., which expires in July, 2011. (k)Fair value of $608,418 of the redemption is subject to 12-month lockup period by Shannon River Partners II LP — Class A, which expires in July, 2011. (l)Rate indicated is the current yield as of September 30, 2010.

(j)	Fair value of $686,490 of the redemption is subject to 12-month lockup period by CRM Windridge Partners, L.P., which expires in July, 2011.
(k)	Fair value of $608,418 of the redemption is subject to 12-month lockup period by Shannon River Partners II LP — Class A, which expires in July, 2011.
(l)	Rate indicated is the current yield as of September 30, 2010.

Investments in investment companies are generally non-income producing.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Assets & Liabilities
September 30, 2010 (Unaudited)

(in US Dollars)
Assets
Investments, at fair value (cost $68,763,628)	$72,143,609
Investment paid in advance	1,500,000
Interest receivable	170
Receivable for investments sold	397,816
Total Assets	74,041,595
Liabilities
Investment advisory fee payable	117,563
Redemptions payable	2,751,092
Advanced capital subscriptions	962,000
Administration fee payable	17,500
Accrued expenses and other liabilities	149,799
Total Liabilities	3,997,954
Net Assets	$70,043,641
Net Assets Consist of:
Paid in capital	$76,474,523
Accumulated net investment loss	(1,011,138)
Accumulated net realized loss on investments sold	(8,799,725)
Net unrealized appreciation on investments	3,379,981
Net Assets	$70,043,641
Net Asset Value, 774,833 shares outstanding	$90.40

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Operations
For the six months ended September 30, 2010 (Unaudited)

(in US Dollars)
Investment Income
Interest income	$1,138
Other income	5,837
Total Investment Income	6,975
Expenses
Investment advisory fees (Note 4)	344,277
Legal fees	75,000
Audit and tax return	60,000
Administration fees	35,000
Directors’ fees	27,875
Portfolio accounting and transfer agent fees	25,000
Custody fees	21,450
Printing and postage	5,626
Registration fees	4,298
Commitment fee on line of credit	12,713
Miscellaneous	16,912
Total Expenses	628,151
Net Investment Loss	(621,176)
Realized and Unrealized Gain (Loss) on Investments in
Portfolio Funds
Net realized gain on sale of investments	1,998,644
Net change in unrealized depreciation on investments	(1,562,159)
Net Gain from Investments in Portfolio Funds	436,485
Net Decrease in Net Assets Resulting from Operations	$(184,691)

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Changes in Net Assets

	Six Months Ended September 30, 2010 (Unaudited) (in US Dollars)	Year ended March 31, 2010 (in US Dollars)
Change in Net Assets Resulting from Operations:	$(621,176)	$(1,220,202)
Net investment loss
Net realized gain (loss) on sale of investments	1,998,644	(667,898)
Net change in unrealized appreciation (depreciation) on investments	(1,562,159)	8,485,539

Net Increase (Decrease) in Net Assets Resulting from Operations	(184,691)	6,597,439
Change in Net Assets Resulting from Capital Transactions Process from shares sold	16,177,150	15,696,480
Payments for shares redeemed	(8,450,159)	(13,516,584)
Net Increase in Net Assets Resulting from Capital Transactions	7,726,991	2,179,896
Net Increase in Net Assets	$7,542,300	$8,777,335
Net Assets, Beginning of Period	$62,501,341	$53,724,006
Net Assets, End of Period (774,833 and 688,990 shares outstanding, respectively)	$70,043,641	$62,501,341
Accumulated Net Investment Loss	$(1,011,138)	$(389,962)

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Cash Flows
For the six months ended September 30, 2010 (Unaudited)

(in US Dollars)
Cash Flows from Operating Activities

Investment income received	$6,805
Purchases of investment companies and limited partnerships	(24,033,413)
Sales of investment companies and limited partnerships	13,557,256
Sales of short term investments, net	4,234,655
Investments paid in advance	(1,500,000)
Expenses paid	(671,987)
Net Cash Used in Operating Activities	(8,406,684)
Cash Flows from Financing Activities
Proceeds from subscriptions	14,715,400
Distributions for redemptions	(8,501,466)
Proceeds from advance subscriptions	962,000
Net Cash Used in Financing Activities	7,175,934
Net Decrease in Cash	(1,230,750)
Cash — Beginning of Period	1,230,750
Cash — End of Period	$—
Reconciliation of Net Increase in Net Assets Resulting from
Operations to Net Cash Used in Operating Activities
Net decrease in net assets resulting from operations	$(184,691)
Net advance subscriptions to investments	(1,500,000)
Net realized loss on investments	(1,998,644)
Net change in unrealized appreciation on investments	1,562,159
Net increase in investment advisory and management fees
payable	15,156
Net decrease in accrued expenses and other liabilities	(58,992)
Net increase in interest receivable	(170)
Purchases of investment companies and limited partnerships	(24,033,413)
Sales of investment companies and limited partnerships	13,557,256
Sales of short term investments, net	4,234,655
Net Cash Used in Operating Activities	$(8,406,684)
Supplemental disclosure of cash flow information:
Noncash financing activities not included herein consist of
redemptions payable of $2,751,092

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Financial Highlights

	Six Month Ended September 30, 2010 (Unaudited) (in US Dollars)	Year ended March 31, 2010 (in US Dollars)	Year ended March 31, 2009 (in US Dollars)	Period from August 1, 2007(1) through March 31, 2008 (in US Dollars)

Per Share Operating Performance
Beginning net asset value	$90.71	$81.43	$97.26	$100.00
Income (Loss) From Investment
Operations
Net investment loss(2)	(0.83)	(1.74)	(1.27)	(0.62)
Net gain(loss) from investments
in Portfolio Fund	0.52	11.02	(14.45)	(1.94)
Total Income (Loss) from
Investment Operations	(0.31)	9.28	(15.72)	(2.56)

Dividends Paid to Shareholders
Distributions from net realized
gains	—	—	(0.11)	(0.18)
Total Distributions	—	—	(0.11)	(0.18)

Ending net asset value	$90.40	$90.71	$81.43	$97.26

Total return	(0.35)%	11.40%	(16.16)%	(2.56	)%(3)

Supplemental Data and Ratios
Net assets, end of period	$70,043,641	$62,501,341	$53,724,006	$58,584,129

Ratio of expenses to weighted
average net assets (5)	1.87%	2.04%	1.70%	2.07	%(4)

Ratio of net investment loss to Weighted average net Assets(5)	(1.85)%	(2.01)%	(1.43)%	(0.94	)%(4)
Portfolio turnover rate	23.16%	24.83%	19.81%	5.47	%(3)
(1) Commencement of operations.
(2) Calculated using average shares outstanding method.
(3) Not annualized.
 Annualized.
(5) Ratios do not reflect the Fund’s proportionate share of the income and expenses of the Portfolio Funds.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Notes to Financial Statements
September 30, 2010 (Unaudited) (expressed in US Dollars)

1. Organization

Cadogan Opportunistic Alternatives Fund, LLC (the “Company” and/or “Fund”) is a limited liability company organized under the laws of the state of Delaware. The Company is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company. The investment objective of the Company is to achieve capital appreciation with moderate volatility principally through a balanced portfolio of interests in alternative investment vehicles and separately managed accounts (“Portfolio Funds”). The Company commenced operations on August 1, 2007.

The Company was formed to principally invest in Portfolio Funds which invest, reinvest and trade in securities and other financial instruments.

The Company is managed by Cadogan Management, LLC (the “Adviser”). The Adviser is a registered investment adviser with the Securities and Exchange Commission.

2. Significant Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in The United States of America. Following are the significant accounting policies adopted by the Company:

A. Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in The United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, recognition of distribution income and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

B. Investments in Portfolio Funds
In accordance with the terms of the Company’s Prospectus, the investments in the Portfolio Funds are valued at their fair value. The net asset value represents the amount the Company would have received at September 30, 2010, if it had liquidated its investments in the Portfolio Funds.

The Company has the ability to liquidate its investments periodically, ranging from monthly to annually, depending on the provisions of the respective Portfolio Fund agreements. Generally, the General Partners and/or Investment Managers of the Portfolio Funds can suspend redemptions.

Certain Portfolio Funds incur annual management fees ranging from 1% to 2% of a Portfolio Fund’s net assets. The Portfolio Funds also receive performance allocations of up to 20% of their net profits as defined by the respective Portfolio Fund agreements.

The Portfolio Funds in which the Company has investments utilize a variety of financial instruments in their trading strategies including equity and debt securities, options, futures, and swap contracts. Several of these financial instruments contain varying degrees of off-balance sheet risk, whereby changes in fair value of the securities underlying the financial instruments may be in excess of the amounts recorded on each of the Portfolio Fund’s balance sheets. In addition, the Portfolio Funds may sell securities short whereby a liability is created to repurchase the security at prevailing prices. Such Portfolio Funds’ ultimate obligations to satisfy the sale of securities sold short may exceed the amount recognized on their balance sheets. However, due to the nature of the Company’s interest in the Portfolio Funds, such risks are limited to the Company’s invested amount in each investee.

Of the Portfolio Funds listed on the condensed schedule of investments, six were acquired during the year and ten remained subject to lock-up periods expiring in three to twelve months from September 30, 2010. The fair value of investments subject to lock-up amounted to $18,481,801.

C. Investment Valuation
The Company primarily invests in private Portfolio Funds that are not listed on a securities exchange. Prior to investing in any Portfolio Fund, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Portfolio Fund. Although procedures approved by the Board of Directors (the “Board”) provide that the Adviser will review the valuations provided by the Portfolio Funds’ managers, neither the Adviser nor the Board will be able to confirm independently the complete accuracy of valuations provided by the Portfolio Funds’ managers (which are unaudited as of September 30, 2010).

The Company’s valuation procedures require the Adviser to consider all relevant information available at the time the Company values its portfolio. The Adviser and/or the Board will consider such information, and may conclude in certain circumstances that the information provided by a Portfolio Fund manager does not represent the fair value of the Company’s interests in that Portfolio Fund. Although redemptions of interests in Portfolio Funds are subject to advance notice requirements, Portfolio Funds typically will make available net asset value information to holders representing the price at which, even in the absence of redemption activity, a Portfolio Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Portfolio Fund’s governing documents, it would be necessary to effect a mandatory redemption. Following procedures adopted by the Board, in the absence of specific transaction activity in interests in a particular Portfolio Fund, the Company would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its net asset value as reported at the time of valuation, or whether to adjust such value to reflect a premium or discount to net asset value. For example, when a Portfolio Fund imposes extraordinary restrictions on redemptions, or when there have been no recent transactions in Portfolio Fund interests, the Company may determine that it is appropriate to apply such a discount. Any such decision would be made in good faith, and subject to the review and supervision of the Board.

The Adviser assesses the accuracy of each Portfolio Fund’s reported monthly net asset value using various means. These may include comparing a reported valuation with one or more strategy-specific benchmarks that the Adviser believes correlate with the strategy of the Portfolio Fund; discussing the performance of the Portfolio Fund with the manager’s personnel; or reviewing and analyzing the Portfolio Fund’s audited financial statements.

The valuations reported by the Portfolio Funds’ managers, upon which the Company calculates its month-end net asset value and net asset value per share may be subject to later adjustment, based on information reasonably available at that time. For example, fiscal year-end net asset value calculations of the Portfolio Funds are audited by those Portfolio Funds’ independent public accountants, during their respective fiscal year end, and may be revised as a result of such audits. Other adjustments may occur from time to time. To the extent these adjustments materially impact the Company’s net asset value, management will appropriately adjust participants’ transactions to ensure they are not materially harmed.

The procedures approved by the Board provide that, where deemed appropriate by the Adviser and consistent with the 1940 Act, investments in Portfolio Funds may be valued at cost. Cost would be used only when cost is determined to best approximate the fair value of the particular security under consideration. For example, cost may not be appropriate when the Company is aware of sales of similar securities to third parties at materially different prices or in other circumstances where cost may not approximate fair value (which could include situations where there are no sales to third parties). In such a situation, the Company’s investment will be revalued in a manner that the Adviser, in accordance with procedures approved by the Board, determines in good faith best reflects approximate fair value. The Board will be responsible for ensuring that the valuation policies utilized by the Adviser are fair and consistent with applicable regulatory guidelines.

D. Security Transactions and Investment Income
Security transactions (including investments in Portfolio Funds) are accounted for on the date the securities are purchased or sold (trade date). Realized gains and losses are reported on a first-in, first-out cost basis. Interest income is recognized on the accrual basis. Distributions are recorded on the ex-dividend date. Distributions received from the Company’s investments in Portfolio Funds generally are comprised of ordinary income, capital gains and return of capital. The Company records investment income and return of capital based on estimates made at the time such distributions are received which are typically based on historical information available from each Portfolio Fund. These estimates may subsequently be revised based on information received from the Portfolio Funds after their tax reporting periods are concluded, as the actual character of these distributions is sometimes not known until after the fiscal year-end of the Company. Unrealized appreciation or depreciation on investments includes net investment income, expenses, and gains and losses (realized and unrealized) in Portfolio Funds.

E. Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less from the date of purchase.

F. Fair Value
The fair values of the Company’s assets and liabilities which qualify as financial instruments under the Accounting Standards Codification 825, Financial Instruments, approximate the carrying amounts presented in the statement of assets and liabilities.

G. Dividends to Shareholders
Dividends to shareholders are recorded on the ex-dividend date. The character of dividends to shareholders made during the year may differ from their ultimate characterization for federal income tax purposes. The Company will distribute substantially all of its net investment income and all of its capital gains to shareholders at least annually. The character of distributions made during the year from net investment income or net realized gains might differ from the characterization for federal income tax purposes due to differences in the recognition of income and expense items for financial statement and tax purposes. When appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature. The reclassifications have no effect on net assets or net asset value per share.

The Company did not pay any distributions to shareholders during the six months ended September 30, 2010 or the year ended March 31, 2010.

H. Reclassification of Capital Accounts
Additionally, U.S. generally accepted accounting principles require that certain components of net assets relating to permanent differences be reclassified between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share. For the year ended March 31, 2010, the following table shows the reclassifications made:

Paid in Capital	Accumulated Net Investment Loss	Accumulated Net Realized Loss on Investments Sold
$(374,688)	$918,548	$(543,860)

I. Expenses
The Company is charged for those expenses that are directly attributable to it, such as, but not limited to, advisory and custody fees. All general and administrative expenses are recognized on an accrual basis of accounting. See Note 4 for management, performance, administration and custodian fees.

J. Income Taxes
The Fund is treated as a separate taxable entity for Federal income tax purposes. The Fund’s policy is to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute to shareholders all of its distributable net investment income and net realized gain on investments. Accordingly, no provision for Federal income or excise tax is necessary.

The Fund has adopted financial reporting rules regarding recognition and measurement of tax positions taken or expected to be taken on a tax return. The Fund has reviewed all open tax years and major jurisdictions and concluded that there is no impact on the Fund’s net assets and no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken on a tax return. As of September 30, 2010, open Federal tax years include the tax years ended March 31, 2008, 2009, and 2010.

The differences between book-basis and tax-basis unrealized appreciation (depreciation) are primarily due to the tax treatment of partnerships. The following information is provided on a tax basis as of March 31, 2010:

Cost of investments . . . . . . . . . . . . . . . . . . . . . . .	$60,848,700
Unrealized appreciation . . . . . . . . . . . . . . . . . . . .	$7,987,569
Unrealized depreciation . . . . . . . . . . . . . . . . . . . .	(3,295,513)
Net unrealized appreciation (depreciation) . . . . . .	$4,692,056
Undistributed ordinary income . . . . . . . . . . . . . . .	$—
Undistributed long-term capital gains . . . . . . . . .	—
Total distributable earnings . . . . . . . . . . . . . . . . .	$—
Other accumulated gains (losses) . . . . . . . . . . . . .	$(10,938,247)
Total accumulated gains (losses) . . . . . . . . . . . . .	$(6,246,191)

At March 31, 2010, the Company deferred, on a tax-basis, post-October losses of $686,354.

At March 31, 2010, capital loss carryforwards of $4,448,615 and $3,778,514 are available to offset future realized gains. These losses expire March 31, 2017 and 2018, respectively.

K. Indemnifications
Under the Company’s organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to the Company. In addition, in the normal course of business, the Company may enter into contracts that provide general indemnification to other parties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred, and may not occur. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

3.	Investment Transactions

For the six months ended September 30, 2010, the Company purchased (at cost) and sold interests in Portfolio Funds (proceeds) in the amount of $24,533,413 and $12,901,640 (excluding short-term securities), respectively.

4.	Management and Performance Fees, Administration Fees and Custodian Fees

The Company has entered into an Investment Advisory Agreement with Cadogan Management, LLC. Under the terms of the agreement, the Company will pay the Adviser a fee equal to an annual rate of 1% of the Company’s total monthly net assets, in exchange for the investment advisory services provided. Above and beyond this fee, the Adviser is entitled to an incentive fee equal to an annual rate of 5% of the Company’s total net profits, subject to reduction of excess for prior losses that have not been previously offset against net profits.

The Company has engaged U.S. Bancorp Fund Services, LLC to serve as the Company’s administrator. The Company pays the administrator a monthly fee computed at an annual rate of 0.085% of the first $200,000,000 of the Company’s total monthly net assets, 0.065% on the next $200,000,000 of the Company’s total monthly net assets and 0.055% on the balance of the Company’s total monthly net assets with a minimum annual fee of $70,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s fund accountants. The Company pays the fund accountants a monthly fee computed at an annual rate of 0.02% of the first $400,000,000 of the Company’s total monthly net assets and 0.01% on the balance of the Company’s total monthly net assets with a minimum annual fee of $30,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s transfer agent, dividend paying agent, and agent for the automatic dividend reinvestment plan. The Company pays the transfer agent a monthly fee computed at an annual rate of 0.015% of the Company’s total monthly net assets with a minimum annual fee of $20,000.

State Street Bank and Trust Company serves as the Company’s custodian. The Company pays the custodian a monthly fee computed at an annual rate of 0.025% on the first $500,000,000 of the Company’s portfolio assets, 0.020% on the next $500,000,000 of the Company’s portfolio assets, 0.015% on the next $500,000,000 of the Company’s portfolio assets, 0.010% on the next $500,000,000 of the Company’s portfolio assets, and 0.005% on the balance of the Company’s portfolio assets with a minimum annual fee of $36,000.

5.     Directors and Officers

The Company’s Board has overall responsibility for monitoring and overseeing the investment program of the Company and its management and operations. A listing of the Board members is on the back cover of this report. The Independent Directors are each paid an annual retainer of $15,000 and a fee per meeting of the Board of $1,250 for each regular meeting and $500 for each telephonic meeting, plus reasonable out-of-pocket expenses. Directors are reimbursed by the Company for their travel expenses related to Board meetings. One of the Directors is an employee of the Adviser and an officer of the Company and receives no compensation from the Company for serving as a Director.

Certain officers of the Company are affiliated with the Adviser and the Administrator. Such officers receive no compensation from the Company for serving in their respective roles. The Board appointed a Chief Compliance Officer to the Company in accordance with federal securities regulations.

6.     Shareholder Transactions

No shareholder will have the right to require the Company to redeem shares, although the Company may from time to time repurchase shares as of the last day of a calendar quarter pursuant to written tenders by shareholders, which written tenders must be received by the Company by the 25th calendar day of the second month prior to that containing the date as of which the shares are to be repurchased (approximately 65 days prior to the repurchase date). Whether repurchases will be made during any given quarter will be determined by the Board in its sole discretion. In determining whether the Fund should offer to repurchase shares from shareholders, the Board will consider the recommendations of the Adviser. The Adviser expects that it will generally recommend to the Board that the Company offer to repurchase shares on the last business day of each calendar quarter. Notwithstanding the foregoing, the Company will not repurchase any shares, or any portion of them, that have been held by the tendering shareholder for less than one year. Dividends and capital gain distributions (“Distributions”) will automatically be reinvested in additional shares of the Fund at the Company’s net asset value on the record date thereof unless a shareholder has elected to receive distributions in cash. The minimum initial investment required is $25,000. At September 30, 2010, $2,751,091 of investor redemptions were payable and $962,000 of investor capital subscriptions were received in advance.

The Company had 774,833 shares outstanding at September 30, 2010. The Company has issued 180,045 shares through shareholder subscriptions and redeemed 94,202 shares during the six months ended September 30, 2010.

7.     Risk Factors

Because of the limitation on rights of redemption and the fact that the Shares will not be traded on any securities exchange or other market and will be subject to substantial restrictions on transfer, and because of the fact that the Adviser may invest the Company’s assets in Portfolio Funds that do not permit frequent withdrawals and may invest in illiquid securities, an investment in the Company is highly illiquid and involves a substantial degree of risk. Portfolio Funds are riskier than liquid securities because the Portfolio Funds may not be able to dispose of the illiquid securities if their investment performance deteriorates, or may be able to dispose of the illiquid securities only at a greatly reduced price. Similarly, the illiquidity of the Portfolio Funds may cause investors to incur losses because of an inability to withdraw their investments from the Company during or following periods of negative performance. Although the Company may offer to repurchase shares from time to time, there can be no assurance such offers will be made with any regularity. The Company invests primarily in Portfolio Funds that are not registered under the 1940 Act and invest in and actively trade securities and other financial instruments using different strategies and investment techniques, including leverage, that may involve significant risks. These Portfolio Funds may invest a higher percentage of their assets in specific sectors of the market in order to achieve a potentially greater investment return. As a result, the Portfolio Funds may be more susceptible to economic, political and regulatory developments in a particular sector of the market, positive or negative, and may experience increased volatility of the Company’s net asset value. Various risks are also associated with an investment in the Fund, including risks relating to the multi-manager structure of the Company, risks relating to compensation arrangements and risks related to limited liquidity of the shares. The Portfolio Funds provide for periodic redemptions ranging from monthly to annually with lock-up provisions of up to one year from initial investment.

8.     Fair Value of Financial Instruments

The Fund has adopted authoritative fair valuation accounting standards which establish an authoritative definition of fair value and set out a hierarchy for measuring fair value. These standards require additional disclosures about the various inputs and valuation techniques used to develop the measurements of fair value and a discussion in changes in valuation techniques and related inputs during the period. These inputs are summarized in the three broad levels listed below.

Level 1 — Quoted prices in active markets for identical securities.
Level 2 — Other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)
Level 3 — Significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not indication of the risk associated with investing in those securities.

The following is a summary of the inputs used to value the Fund’s investments as of September 30, 2010;

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in
	Active markets for		Significant Other		Significant
	Identical Assets		Observable Inputs		Unobservable Inputs
Description	(Level 1)		(Level 2)		(Level 3)	Total
Investments
Non U.S. Investment Companies	$-		$21,360,632	(a)	$-	$21,360,632
U.S. Investment Companies	-		43,913,723	(a)	-	43,913,723
Short Term Investments	6,869,254	(b)	-		-	6,869,254
Total Investments	$6,869,254		$65,274,355		$-	$72,143,609

 (a) All other industry classifications are identified in the Schedule of Investments.
 (b) Mutual fund investments that are sweep investments for cash balances in the Fund at September 30, 2010.

9. Credit Line

The Company (“Borrower”) entered into a Credit Agreement (“Agreement”) dated October 30, 2009 with State Street Bank and Trust Company (“Bank”). The Bank issued the Company a secured revolving line of credit in the amount of $10,000,000 limited to 20% of the Company’s net assets and other financial covenants as defined in the Agreement. The line of credit is secured by the Company’s assets. Outstanding balances on the credit facility accrue interest at the borrower’s option (A) or (B): (A) The higher of: overnight LIBOR plus 1.25%, or overnight Fed Funds plus 1.25% (interest payable monthly) or (B) LIBOR plus 1.25% for maturities of 30, 60, or 90 days (interest payable at the LIBOR maturity). Interest is computed and paid monthly. Unused portions of the credit facility accrue a non-usage fee computed monthly equal to an annual rate of 0.25 percent and is payable quarterly in arrears. The Company has not drawn on the credit line during the six months ended September 30, 2010. The agreement can me terminated within 3 business days notice by the Borrower or it expires on October 29, 2010.

And overdue principal of interest on the loan outstanding to the Borrower and all other overdue amounts payable bear interest, payable on demand, for each day from and including the date payment was due at a rate per annum equal to the sum of two percent (2%) above the overnight Rate (higher of (a) 1.25% above the overnight LIBOR rate and (b) 1.25%
above the overnight LIBOR rate and (b) 1.25% above the Federal Funds Rate) until such amount shall be paid in full.

The secured revolving line of credit is intended for short-term liquidity and may not be used to provide incestment leverage to the Company. The Company may not borrow continuously for more that 120 consecutive days.

As par of its borrowing arrangements, the Company is subject to various financial and operational covenants.

10. Subsequent Events

The Company issued a tender offer on September 24, 2010, which expired on October 25, 2010. Shareholders have tendered $135,000 and an additional 152,988.568 shares, which will be redeemed based on the December 31, 2010 net asset value.

The Company renewed its Credit Agreement with State Street Bank and Trust Company (“Bank”) as of October 29, 2010. The Bank issued the Company a secured revolving line of credit in the amount of $10,000,000 limited to 20% of the Company’s net assets and other financial covenants as defined in the Agreement. The line of credit is secured by the Company’s assets. Outstanding balances on the credit facility accrue interest at the borrower’s option (A) or (B): (A) The higher of: overnight LIBOR plus 1.50%, or overnight Fed Funds plus 1.50% (interest payable monthly) or (B) LIBOR plus 1.50% for maturities of 30, 60, or 90 days (interest payable at the LIBOR maturity). Interest is computed and paid monthly. Unused portions of the credit facility accrue a non-usage fee computed monthly equal to an annual rate of 0.25 percent and is payable quarterly in arrears. The agreement can me terminated within 3 business days notice by the Borrower or it expires on October 29, 2011.

At a meeting held on November 17, 2010, the Board of Directors accepted the resignation of Mr. Harris Bogner and appointed Ms. Lisa Klar as the Company’s Chief Compliance Officer.